Exhibit 23.2

Peterson Sullivan LLP

CERTIFIED PUBLIC ACCOUNTANTS	Tel 206.382.7777 • Fax 206.382.7700
601 UNION STREET, SUITE 2300	www.pscpa.com
SEATTLE WASHINGT^ON 98101

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Aurora Gold Corporation ("the Company") of our audit report dated December 9, 2009, on our audits of the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss), and cash flows for the years then ended, and for the period from October 10, 1995 (date of inception) to December 31, 2008.

Our report, dated December 9, 2009, contains an explanatory paragraph that states that the Company has incurred operating losses since inception, has not been able to generate any operating revenues to date, and used cash from operations of $649,028 in 2008.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-1.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
February 5, 2010